Exhibit 99.2
AMENDMENT TO THE
DIRECTORS AND SENIOR MANAGEMENT DEFERRED COMPENSATION
TRUST AGREEMENT
This Amendment to the Directors and Senior Management Deferred Compensation Plan Trust Agreement dated the ______ day of ____________, 2007, by and between FNB Southeast, a wholly owned subsidiary of FNB Financial Services Corporation, a bank holding corporation (collectively referred to as the “Company”), and Regions Bank,d/b/a Regions Morgan Keegan Trust (f/k/a Morgan Trust Company) (the “Trustee”);
WITNESSETH
WHEREAS, the Company sponsors a nonqualified defined benefit plan known as the Directors Retirement Policy (“the Retirement Policy”); and
WHEREAS, the Company is amending the Retirement Policy to change benefits for current directors of the Company; and
WHEREAS, the Company has incurred and expects to continue to incur certain liabilities under the Retirement Policy; and
WHEREAS, the Company presently maintains the Directors and Senior Management Deferred Compensation Plan Trust Agreement (the “Trust”) as an informal funding mechanism in connection with the Directors and Senior Management Deferred Compensation Plan (the “Deferred Compensation Plan”); and
WHEREAS, the parties desire to amend the Trust to provide that the Company may contribute assets thereto in order that said assets, subject to the claims of the Company’s creditors in the event of insolvency, will be available to provide benefits under the Retirement Policy in addition to providing benefits to participants and beneficiaries under the Deferred Compensation Plan; and
WHEREAS, Section 16 of the Trust provides that the parties may amend the Trust in a written instrument executed by both of the parties; and
WHEREAS, the parties intend that the Trust shall continue to constitute an unfunded arrangement and shall not affect the status of the Deferred Compensation Plan or the Retirement Policy as unfunded plans maintained for the purpose of providing deferred compensation for members of the Board of Directors and members of senior management.

NOW, THEREFORE, the parties do hereby amend the Trust as follows:
1.	Adoption and Effective Date of Amendment. The provisions of this Amendment will be effective as of July 31, 2007.

2.	Amendment to Name of Trust. The Trust shall be referred to as the Trust Agreement for the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy.

3.
“Plan” includes Directors Retirement Policy. The term “Plan” when used in the Trust shall mean, collectively, the Directors and Senior Management Deferred Compensation Plan and the Directors Retirement Policy.

4.	Amendment to Section 9(a). The following sentence is added to the end of Section 9(a) as the last sentence of Section 9(a):

“If a participant participates in both of the Plans, the investment account for that participant shall be segregated into two separate sub-accounts with one sub-account reflecting the participant’s investment account in the Deferred Compensation Plan and the other sub-account reflecting the participant’s investment account in the Retirement Policy.”

TRUSTEE:	REGIONS BANK, d/b/a Regions Morgan Keegan Trust

By:

Name:

Title:

COMPANY:	FNB FINANCIAL SERVICES CORPORATION

By:

Name:

Title:

FNB SOUTHEAST

By:

Name:

Title: